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                                                                    EXHIBIT 10.1

                                AMENDMENT NO. 1
                             TO THE BLACKROCK, INC.
                      1999 STOCK AWARD AND INCENTIVE PLAN
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                           (Effective July 21, 2000)

          This Amendment No. 1 is made to the BlackRock, Inc. 1999 Stock Award and Incentive Plan (the "Plan"). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Plan.

     In accordance with Section 7(d) of the Plan, BlackRock, Inc.'s Board of Directors at a meeting held on July 21, 2000 unanimously approved the following amendments to the Plan:

          1. Section 6(b)(i)(B) of the Plan is hereby amended in its entirety to read as follows:

          "(B)  Exercise Price.  The exercise price per share of Stock
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purchasable under an Option shall be determined by the Committee; provided that,
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such exercise price of an ISO shall be not less than the Fair Market Value of a share of Stock on the date of grant of such ISO. The exercise price for Stock subject to an Option may be paid in cash or by an exchange of Stock previously owned by the Grantee (provided, that such Stock shall have been owned without any restrictions by the Grantee for at least six months prior to the date of exercise of the Option), or a combination of both, in an amount having a combined value equal to such exercise price. An Award Agreement may provide that a Grantee may elect to pay all or a portion of the aggregate exercise price by having shares of Stock with a Fair Market Value on the date of exercise equal to the aggregate exercise price or sold by a broker-dealer."

          2. Section 7(c) of the Plan is hereby amended in its entirety to read as follows:

          "(c)  Withholding and Other Taxes.  The Company or any applicable
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Affiliate is authorized to withhold from any Award granted, any payment relating to an Award under the Plan (including from a distribution of Stock) or any other payment to a Grantee, amounts of withholding and other taxes due in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable the Company and Grantees to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award. This authority shall include authority to withhold or receive Stock or
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other property and to make cash payments in respect thereof in satisfaction of a
Grantee's tax obligations. If Stock is withheld to satisfy withholding and other taxes due in connection with an exercise of an Option, the Company shall not withhold more Stock than is necessary to satisfy the minimum withholding obligation in respect of such exercise."

     3. Except as amended herein, the Plan shall remain in full force and effect.

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